CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in this Registration Statement on Form N-1A of our report dated June 8, 2000, relating to the financial statements of the Golden Gate Fund, Inc., which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
June 8, 2000